ARBITRATION AGREEMENT

         THIS AGREEMENT by and between Crown Energy Corporation ("Crown Energy"), Crown Asphalt Products Company ("CAPCO"), Crown Asphalt Distribution LLC ("Crown Distribution"), Crown Asphalt Corporation ("Crown Asphalt"), and Crown Asphalt Ridge LLC ("Crown Ridge") (collectively "the Crown parties") and MCNIC Pipeline & Processing Company ("MCNIC"), MCN Energy Group, Inc., Howard L. ("Lee") Dow III, and William E. Kraemer (collectively "the MCN parties").

         1. An action is on file in the Third Judicial District Court for Salt Lake County, State of Utah, entitled MCNIC Pipeline & Processing Company, a Michigan corporation, Plaintiff v. Crown Asphalt Distribution, L.L.C., a Utah limited liability company, Defendant, Civil No. 000904867, in which Crown Distribution has filed counterclaims against the MCN parties (the "State action").

         2. An action is on file in the United States District Court for the District of Utah, Central Division, entitled Crown Energy Corporation, et al, Plaintiffs v. MCN Energy Group, Inc., et al., Defendants, Civil No. 2:00CV-0583ST, in which Crown Energy, Crown Asphalt, and CAPCO have asserted claims against the MCN parties (the "Federal action").

         3. The MCN parties have filed motions to compel arbitration and to stay proceedings in both the State and the Federal actions and have filed a Demand for Arbitration against the Crown parties with the American Arbitration Association ("AAA") as AAA No. 771980027500 (the "AAA arbitration").

         4. The MCN parties have based their motions and their Demand for Arbitration on the arbitration provisions of four agreements (hereinafter collectively "the four agreements"):

         a. Operating Agreement for Crown Asphalt Distribution LLC between MCNIC and CAPCO dated as of June 30, 1998, and the arbitration provisions set forth in Article XVI of that agreement;

         b. Crown Asphalt Distribution L.L.C. Operating and Management Agreement between Crown Distribution and CAPCO dated as of June 30, 1998, and the arbitration provisions set forth in
                  Article 20 of that agreement;

         c. Operating Agreement for Crown Asphalt Ridge L.L.C. between MCNIC and Crown Asphalt dated as of August 1, 1997, the arbitration provisions set forth in Article XVI of that agreement; and

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         d.       Asphalt Ridge Project Operating and Management Agreement
                  between Crown Asphalt Ridge L.L.C. and Crown Asphalt dated as of August 1, 1997, and the arbitration provisions set forth in
                  Article 20 of that agreement.

         5. The Crown parties have opposed the MCN parties' motions to compel arbitration and to stay proceedings in both the State and Federal actions, have made motions to enjoin or to postpone arbitration in both the State and Federal actions, and have objected to the MCN parties' Demand for Arbitration.

         6. On November 20, 2000, an Order was issued in the State action granting the MCN parties' motion to compel arbitration and to stay proceedings and denying Crown Distribution's motion to enjoin or postpone arbitration. Crown Distribution filed a Petition for Permission to Appeal Pursuant to Utah Rule of Appellate Procedure 5 with the Utah Supreme Court and petitioned, in the alternative, for extraordinary relief by writ of mandamus relating to the Order. Crown Distribution's petitions have been denied.

         7. On December 19, 2000 the court in the Federal action granted the MCN parties' motion to stay proceedings pending arbitration, denied the MCN parties' motion to compel arbitration upon the grounds that the four agreements provide for arbitration at a location over which the Court has no jurisdiction, ruled that the Crown parties' Sixth Claim for Relief was not arbitrable, and denied the Crown parties' motion to enjoin or postpone arbitration.

         8. The purpose of this Agreement is to resolve all disputes between the Crown parties and the MCN parties with regard to arbitrability of the claims and counterclaims asserted or which may be asserted in the State action, the Federal action, or the AAA arbitration.

         9. The Crown parties and the MCN parties hereby each agree to arbitrate and to submit to voluntary binding arbitration all claims and counterclaims between the Crown parties and the MCN parties, or any of them, in the State action, the Federal action, and the AAA arbitration. In addition, the Crown parties and the MCN parties each agree to arbitrate and to submit to voluntary binding arbitration all claims and counterclaims between the Crown parties and

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the MCN parties, or any of them, which arise out of the transactions or occurrences which are the subject of the State action, the Federal action, or the AAA arbitration and exist on or before the date that this Agreement takes effect. The Crown parties and the MCN parties each hereby waive all objections as to the arbitrability of the foregoing claims and controversies.

         10. The arbitration provided for in this Agreement shall be conducted pursuant to the commercial Arbitration Rules and Optional Procedures for Large, Complex Commercial Disputes of the American Arbitration Association, as amended and effective September 1, 2000, except as modified by the following subparagraphs (a) - (g):

                  (a) Arbitrator. The arbitration shall be conducted by one independent arbitrator, who shall be a retired federal judge or magistrate. The parties shall select the arbitrator within five (5) days from the date that this Agreement takes effect. The arbitrator shall be selected by lot from the list set forth below and in the manner set forth below:

                           i.       Marvin E. Frankel
                           ii.      Jim R. Carrigan
                           iii.     John G. Davies
                           iv.      Charles Renfrew
                           v.       Harry McCue
                           vi.      Robert R. Merhige, Jr.
                           vii.     John V. Singleton, Jr.

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         The name of each listed individual shall be written on separate, identical index cards. The cards shall be placed name-side down in a box. The cards shall be drawn one by one from the box, with counsel for the Crown parties to select the first card, counsel for the MCN parties to select the second card, and continuing in like manner until all of the cards are drawn. The listed individuals shall be ranked by number in the order in which the card bearing their name is drawn. Counsel for the Crown parties and counsel for the MCN parties shall then jointly contact the individuals in number order beginning with the number 1 to determine their availability and willingness to serve as arbitrator. The first such person so contacted to be available and willing to serve as arbitrator shall be selected and serve as arbitrator.

                  (b) Location. The arbitration shall be conducted in Salt Lake City, Utah or at such other location determined by the arbitrator. Counsel for the Crown parties and counsel for the MCN parties shall jointly state their preference that the arbitration be conducted in Salt Lake City.

                  (c) Substantive Law. The substantive law of the State of Utah shall govern the arbitration.

                  (d) Scheduling. Following his appointment, the arbitrator shall hold an initial preliminary hearing and scheduling conference with counsel for the parties sometime during the period of February 1, 2001 and February 23, 2001 and shall adopt a scheduling order to control the course of proceedings, including discovery, expert reports and depositions, dispositive motions, a final pretrial conference, and trial of the arbitration; provided that: (1) discovery shall be completed within 125 days of the initial preliminary hearing and scheduling conference; (2) trial of the arbitration shall commence within 150 days from the initial preliminary hearing and scheduling conference; and (3) the arbitration shall be finally submitted for decision within 20 days from the conclusion of the arbitration trial.

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

                  (e) Award. Any award in the arbitration shall be made in a signed written decision of the arbitrator and accompanied by a memorandum stating the reasons for the award made. The arbitrator's decision and award shall be made within 30 days after final submission for decision.

                  (f) Enforcement. The Crown parties and the MCN parties each agree to abide by any award in the arbitration and that any such award shall be final and binding on all parties to the extent and in the manner provided by Utah law. Awards may be filed with the clerk of one or more state or federal courts having jurisdiction over the party against whom such award is rendered or his or its property, as a basis of judgment and of the issuance of execution for its collection. No party shall be considered in default under any of the four agreements during the pendency of arbitration proceedings specifically relating to such default.

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                  (g) Fees and Costs. The arbitrator's fees and other costs of the arbitration and the reasonable attorney's fees, expert witness fees and costs of the prevailing party shall be borne by the non-prevailing party. The arbitrator's written decision shall compare the respective positions asserted in the arbitration, declare as the prevailing party the party whose position was closest to the arbitration award (not necessarily the party in favor of which the award on the arbitration claim is rendered), and declare the other party to be the non-prevailing party. The arbitration award shall include an award of fees and costs against the non-prevailing party.

         11. The Crown parties waive their right to appeal (or shall dismiss without prejudice any appeal taken by them) from the Order to be entered in the Federal action as a result of the hearing in the Federal action on December 19, 2000, each party to bear his or its own costs. Proceedings in the State and Federal actions shall be and remain stayed pending conclusion of the arbitration and issuance of the arbitration award. Upon final confirmation or modification of the arbitration award, the State action and the Federal action shall each be dismissed with prejudice, each party to bear their own costs, expressly reserving all rights under the final arbitration award.

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         12. The arbitration provisions of the four agreements shall not apply to the arbitration of the claims and counterclaims which are subject to arbitration under paragraph 9 of this Agreement. This Agreement shall not otherwise alter, modify, or change any of the provisions of the four agreements and shall not in any way affect, alter, modify, or change the arbitration provisions of any of the four agreements as they may be applicable to claims, disputes, or controversies which are not subject to arbitration under paragraph 9 of this Agreement.

         13. The Crown parties and the MCN parties agree that they each fully reserve all rights to seek court review or confirmation of any arbitration award or to seek court orders vacating or modifying any arbitration award in accordance with law and the terms of this Agreement.

         14. This Agreement may be signed in counterparts at different times and places, may be signed in original or by fax, and shall be deemed to be completed and to take effect when so signed by counsel for both the Crown parties and the MCN parties.

                                            CROWN ENERGY CORPORATION
                                            CROWN ASPHALT PRODUCTS COMPANY
                                            CROWN ASPHALT DISTRIBUTION LLC
                                            CROWN ASPHALT CORPORATION
                                            CROWN ASPHALT RIDGE LLC

                                            By_____________________________
                                            Counsel
                                            MCNIC PIPELINE & PROCESSING COMPANY
                                            MCN ENERGY GROUP, INC.
                                            HOWARD L. ("LEE") DOW III
                                            WILLIAM E. KRAEMER



                                            By______________________________
                                            Counsel

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